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                                                                      EXHIBIT 11

                      AUTONOMOUS TECHNOLOGIES CORPORATION

               STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE
                                   (PRIMARY)

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                                 Three Months Ended     Three Months Ended
Primary Loss Per Share             March 31, 1996        March 31, 1995
Net loss...........................   $(1,354,597)         $(750,187)




Weighted average common shares
outstanding during the periods.....    1,197,150          1,125,000

Series D convertible preferred
shares issued from November
1995 to February 1996, as if
outstanding for the entire
periods in accordance
with Staff Accounting Bulletin
No. 83...............................    1,022,850          1,022,850

Common stock warrants issued in
connection with Series D convertible
preferred shares, on the treasury
stock method, as if outstanding
for the entire periods in accordance
with Staff Accounting Bulletin
No. 83...............................      594,038            594,038


Stock options, on the treasury stock
method, in accordance with Staff
Accounting Bulletin No. 83...........      594,370            594,370

Future shares issuable to CIBA,
on the treasury stock method, as if
outstanding for the entire periods in
accordance with Staff Accounting
Bulletin No. 83......................      295,125            295,125

Common shares issued under the terms
of an Executive Stock Agreement,
on the treasury stock method,
as if outstanding for the
entire periods in accordance
with Staff Accounting Bulletin
No. 83...............................       37,770             37,770
                                     --------------------------------

Shares used in computation...........    3,741,303          3,669,153
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Primary loss per share...............     $(0.36)             $(0.20)
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